Exhibit 99.1

BI-OPTIC VENTURES INC.

1030 Georgia Street West, Suite 1518

Vancouver, British Columbia, Canada  V6E 2Y3

Telephone: 604-689-2646

Facsimile: 604-689-1289

SYMBOL: TSX-BOV.H; OTCBB-BOVKF

July 3, 2007

BRIDGE LOAN FINANCING

Bi-Optic Ventures Inc. (the “Company”) wishes to announce that it has negotiated a proposed Bridge Loan (“Bridge”) of up to CDN$200,000 from four (4) lenders at CDN$50,000 each. The Bridge will be repayable upon demand and will accrue interest at a rate of 1.5% per month.  The Company proposes to issue 20,000 common shares for each CDN$50,000 loaned by the lenders.  A cash finder’s fee of 7% will be paid on a portion of the Bridge to an arm’s length party.  The proceeds of the loan will be used for working capital purposes for the Company’s proposed RTO of Pacific Bio-Pharmaceuticals, Inc. as announced on April 3, 2007 and June 1, 2007.

The Bridge is subject to all necessary regulatory approvals.

“Harry Chew”

Harry Chew, President

Telephone: 604-689-2646

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this news release.

This News Release contains "forward-looking statements".  These forward-looking statements include, but are not limited to, statements regarding the Company's strategic plans, potential uses for the products to be derived from the provisional patent applications described herein, timing, potential for the completion of various financings, the proposed directors, senior officers, and insiders of the Company, future issued and outstanding securities capital, change of name, and the payment of a finder's fee.  Forward-looking statements express, as at the date of this news release, the Company's plans, estimates, forecasts, projections, expectations, or beliefs as to future events or results and the Company does not intend, and does not assume any obligation to update these forward-looking statements. In certain cases, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "intends", "anticipates" or "does not anticipate", "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved. We caution that forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate.  Therefore, actual results and future events could differ materially from those anticipated in such statements.  Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward-looking statements, include, but are not limited to conclusions of economic evaluations; results of due diligence; changes in market conditions; changes in corporate status; failure of products, plants, laboratories, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the technology industry; delays in obtaining governmental approvals or financing or in the completion of product development, testing, or patenting; environmental risks and hazards.